3: Asset Management Portfolio II - 10f3

Asset Management Portfolio III - 10f3

Transactions - Q2 2000




	Security Purchased    	Comparison Security    	Comparison Security
Issuer	Daimler-Chrysler Auto Trust	Capital Auto Receivables Trust	Nissan Auto Receivables Owner Trust
Underwriters	Chase, MSDW, CSFB, DB Alex. Brown, JP Morgan, Salomon Smith Barney	Chase, MSDW, BofA, BancOne, DB Alex. Brown, Bear Stearns, CS First Boston, JPMorgan, Lehman	Chase, JPMorgan, Merrill Lynch
Years of continuous operation, including predecessors	> 3 years	> 3 years	> 3 years
Security	DCAT 00-B A4 7.63%, 6/15/05	CARAT 00-1 A5 7.07%, 9/15/05	NAROT 00-A3 7.01%, 9/15/03
Is the affiliate a manager or co-manager of offering?	co-manager	co-manager	no
Name of underwriter or dealer from which purchased	CS First Boston	n/a	n/a
Firm commitment underwriting?	yes	n/a	Yes
Trade date/Date of Offering	5/9/2000	4/11/2000	2/15/2000

Total dollar amount of offering sold to QIBs	$ -	$ -	$ -
Total dollar amount of any concurrent public offering	$ 425,000,000	$ 2,193,832,650	$ 250,000,000
Total	$ 425,000,000	$ 2,193,832,650	$ 250,000,000

Public offering price	99.985000	99.980519	99.58
Price paid if other than public offering price	same	n/a	n/a
Underwriting spread or commission	$ 1.50 (1.5%)	$ .50 (1.5%)	$ 1.45 (1.45%)
Rating	AAA/Aaa	AAA/Aaa	AAA/Aaa
Current yield	7.75%	7.07%	7.35%

Total par value purchased	$ 220,000	n/a	n/a
$ amount of purchase	$ 219,967	n/a	n/a

% of offering purchased by fund	0.05%	n/a	n/a
% of offering purchased by associated funds	0.66%	n/a	n/a
Total	0.71%	n/a	n/a